Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009, related to the consolidated financial statements of The DIRECTV Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) ASC 740-10 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109) and ASC 715-20  (formerly Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)), appearing in the Annual Report on Form 10-K of Liberty Media Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE

November 20, 2009